Exhibit 99.2


             3rd Quarter Conference Call Script - November 26, 2002
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Operator Opening Statement:
---------------------------

Good afternoon ladies and gentlemen, and thank you for participating in today's conference call with Dollar General Corporation. We would like to inform you that this call is being recorded by WorldCom Conferencing and CCBN. Federal law dictates that no other individual or entity will be allowed to record or rebroadcast this session without permission from the Company. After a prepared statement by the Company, we will open the conference call for questions from the audience.

Beginning today's meeting is Mr. Don Shaffer, Acting CEO, President and COO of Dollar General Corporation. Sir, you may begin when ready.

Don Shaffer
-----------

     Good afternoon. This is Don Shaffer. Welcome to our third quarter conference call. With me today are Jim Hagan, Chief Financial Officer, and Emma Jo Kauffman, director of investor relations. Jim will begin the call with a review of third quarter earnings and then I will update you on some of our operating initiatives. Now, I'll turn the call over to Jim.


Jim Hagan
---------

     Thank you Don and good afternoon everyone.....

     In addition to historical information, our comments during this conference call will contain forward-looking information such as our statements regarding growth targets, key initiatives, trends and annual earnings guidance. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward looking statements.

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     The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in, or implied by, the forward-looking statements. A number of factors may result in actual results differing from such forward-looking information, including, but not limited to, those set forth in our most recent Annual Report on Form 10-K and in the press release issued today.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date and by their nature reflect only our good faith estimate of future results. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this conference call or to reflect the occurrence of unanticipated events.

     And now on to the numbers,

     Net income for the third quarter of 2002 was $68.6 million, or $0.20 per share, as compared against net income in the prior year of $46.7 million, or $0.14 per share, an increase of 46.7%. The 2002 results include approximately $24.2 million in restatement-related items that actually served to increase our reported results. The $24.2 million consists of $25.2 million in insurance proceeds related to the settlement of our shareholder derivative litigation offset by approximately $800,000 in net restatement related expenses and a $200,000 accrual for an expected settlement of a shareholder class action opt-out claim; the 2001 results include $9.3 million in restatement-related

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expenses. Excluding restatement-related items from both years, net income and earnings per share would have been $53.2 million and $0.16 per share in the current year versus $52.5 million and $0.16 per share in the prior year, an increase of 1.3%.

     Sales during the third quarter of 2002 were $1.50 billion versus $1.31 billion in the prior year, an increase of 14.4%. Same-store sales increased by 5.2%.

     The gross profit rate during the quarter was 28.62% versus 29.12% in the prior year, a reduction of 50 basis points.

     The reduction in the gross margin rate in the current year is primarily a result of a higher inventory shrink provision and, to a lesser extent, a lower mark-up on inventory purchases. The lower mark-up on inventory purchases is due primarily to lower than planned receipts of high mark-up seasonal items during the current year quarter and to a high volume of purchases in the lower mark-up highly consumable category. We attribute some of the shortfall in seasonal receipts to the effects of the West Coast dockworkers lockout. We expect to recoup some of the shortfall of third quarter seasonal receipts during the fourth quarter. The late arrival of the seasonal product may have had a nominal impact on the sale of seasonal items in the quarter just concluded, but is not expected to have a material effect on the Company's ongoing sales performance. One other relatively minor, but nevertheless noteworthy item regarding our third quarter gross profit is that during the quarter, we evaluated the adequacy of the remaining balance of the markdown recorded in the fourth quarter of 2000 to assist with the disposition of


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certain excess inventory. Based on this evaluation, we recorded an additional markdown in the current year period to assist with the disposition of the remaining excess inventory. The additional markdown had the impact of reducing inventory at cost and increasing cost of goods sold by approximately $2.2 million.

     SG&A expenses in the third quarter of 2002 were $335.2 million, or 22.38% of sales, versus $295.1 million, or 22.54% of sales in the prior year, an increase of 13.6%. Excluding restatement-related expenses, 2002 SG&A expenses would have been $334.4 million, or 22.33% of sales and 2001 expenses would have been $285.8 million, or 21.83% of sales, an increase of 17.0%. The 50 basis point increase in the SG&A expense as a percent to sales excluding restatement-related expenses is due principally to percentage increases in store labor, workers-compensation, and health care costs that were in excess of the percentage increase in sales.

     Interest expense was $11.5 million in the third quarter of both 2002 and 2001.

     The Company's effective tax rate was 35.9% this year versus 37.3% last year. The reduction in the effective tax rate in the current year is partially a result of certain tax planning strategies implemented in the fourth quarter of the prior year which reduced the Company's annualized effective tax rate to 36.7%. The Company's effective tax rate was further reduced to 35.9% by favorable adjustments to prior estimates resulting from the recent filing of the Company's 1998 through 2001 tax returns.


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     On a year-to-date basis net income during the current year was $156.9 million, or $0.47 per share, as compared against net income in the prior year of $110.1 million, or $0.33 per share, an increase of 42.5%. The 2002 results include $24.1 million in net restatement-related items consisting of $29.7 million in insurance proceeds relating to the settlement of the shareholder derivative and class action litigation, offset by a $0.2 million expected settlement of a shareholder class action opt-out claim and $5.4 million in net restatement-related expenses. The 2001 results included $18.3 million of restatement-related expenses. Excluding restatement-related items from both years net income and earnings per share would have been $141.6 million and $0.42 per share in the current year versus $121.5 million or $0.36 per share in the prior year, an increase of 16.5%.

     Year-to-date sales in 2002 were $4.34 billion versus $3.74 billion in the prior year, an increase of 16.2%. Same-store sales increased by 7.2%.

     The year-to-date gross profit rate in 2002 was 27.56% versus 27.67% in the prior year. We are disappointed with the 27.56% gross profit rate and it represents a shortfall versus our internal financial plan. The primary reason for the disappointing gross profit rate is our inventory shrinkage results. We've recorded a 3.57% inventory shrinkage provision on a year to date basis in 2002, which represents an increase of 63 basis points over last years shrink provision of 2.94%. We believe that over time we should be able to drive the shrink number down to the low to mid 2% range. Don will talk about our specific shrink reduction efforts during his presentation.

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     SG&A expenses were $946.1 million in the current year versus $823.2 million in the prior year, an increase of 14.9%. Excluding restatement-related expenses from both years SG&A expenses were $940.7 million, or 21.67% of sales in the current year versus $804.9 million or 21.54% of sales in the prior year, an increase of 16.9%. The increase in S,G&A expense as a percentage of sales excluding restatement-related expenses in the current year period is due primarily to percentage increases in store labor and workers compensation costs that were in excess of the percentage increase in sales.

     Interest expense in the current year was $33.3 million versus $35.0 million last year. The reduction in interest expense was due principally to lower libor rates and lower average outstanding borrowings compared against the same time last year.

     For the reasons I noted earlier, the Company's 2002 year-to-date effective tax rate of 36.3% is down from the 36.7% effective rate that we recorded in our first two quarters and compares against a rate of 37.3% in the prior year. Based on our current information, we anticipate that the effective tax rate on fourth quarter pre-tax income will revert back to approximately 36.7%.

     The Company opened 203 stores and closed 18 stores during the quarter. On a year-to-date basis the Company has opened 575 stores and closed 39 stores. Our store count at the end of the quarter was 6,076. Cash Capital expenditures during the quarter were $34.3 million and on a year-to-date basis cash capital expenditures were $104.7


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million. You may recall that the Company's capital plan for the current year is
$150 million.

     On the liquidity front, we are very pleased with our cash flow performance for the first three quarters of this fiscal year.

     The Company's cash flows before financing activities, and just to be clear, that represents net cash provided by operating activities less cash used in investing activities, were a source of cash of $23.7 million in the current year, as compared with a use of cash of $58.2 million in the prior year. That's an $81.9 million positive swing. Most of that positive swing is due to improved inventory management. Our rolling 12 month inventory turn was 3.4 times at November 1, 2002 versus 3.1 times a year ago. Our total inventory balance stood at $1.25 billion at November 1, 2002 which was essentially unchanged from the inventory level at the end of the third quarter last year even though we are operating 591 more stores. Our total balance sheet debt was $518.3 million at November 1, 2002 versus $735.1 million at the end of last fiscal year on February 1, 2002 and $738.3 million at the end of last year's third quarter on November 2, 2001.

     I'd like to conclude with some comments on earnings guidance and the status of our SEC investigation. As most of you probably know, our guidance for the current year was for revenues to increase by 14-16% and net income, excluding restatement-related items, to increase by 13-15%. Though our third quarter results were somewhat disappointing, we are still hopeful that we can achieve the low end of our net income



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guidance for the year. I will caution you that we will need a strong profit performance in the month of December to meet the annual guidance. Given the uncertain retail environment, that strong performance is not assured.

     With respect to the SEC Investigation, the SEC has been taking testimony and has continued to gather information during the last few months. The Company continues to cooperate fully with the investigation and we still can't predict when the investigation might conclude or what the outcome might be.

     I'll now turn the call over to Don for the operational review.

Don Shaffer
-----------

     Thanks Jim and good afternoon.

     As with past conference calls, I will comment briefly on the status of our key initiatives for 2002.

     As a refresher, these key initiatives are:

     First, establish and introduce standardized store work processes to improve the execution of basic retail tasks.

     Second, complete the roll-out of our perpetual inventories in 2002

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     Third, develop and execute an effective disposition program for our aged apparel inventory.

     Fourth, implement the Arthur merchandise planning system and improve upon the merchandise planning and inventory management process.

     And finally, I will give you additional information regarding our shrink reduction initiatives, our new store openings through the third quarter of the year and our cooler program.

     As discussed previously, we have shifted our focus from earlier investments in distribution and information systems to our existing stores with the intent of improving both store standards and the execution of merchandising initiatives at store level. The first half of the year our operations organization spent a great deal of time and effort defining the work, developing efficient methods to accomplish the work and incorporating these methods into work processes with the overriding principle of simplicity for ease of execution.

         You will remember the seven key areas we defined were:

         ordering
         receiving
         stocking

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         presentation
         selling
         support
         staffing

     By standardizing these seven initiatives we believe we will be better able to measure results and produce increased sales, improve inventory turn, reduce shrinkage and ultimately, provide a better shopping experience for our customers.

     To date, we have completed the implementation phase in all of the habits except for staffing which is about 75% implemented. While the implementation phase is basically completed, the effective execution of these work processes is a continuing project. We have made significant progress in our ordering, selling and support phases where we rate ourselves as executing at as high as 80% efficiency. In our stocking and receiving areas our execution is somewhat less, and we do not anticipate any significant change here until we complete the holiday selling season. As I mentioned in our last conference call, we do not want to force changes that would reduce our focus on our customer during this critical selling period.

     Turning to our second initiative, I am pleased to announce that, in September, we completed the taking of perpetual inventories in all of our stores. As you will remember we completed 500 stores last year and planned to complete the remaining stores in 2002.



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We now have inventory visibility to the SKU level by store. We anticipate this initiative will:

         improve our in-stock position
         increase sales
         lower inventory, thereby increasing turn allow proper allocation of inventory based on store ownership

     Our third initiative is to reduce excess inventory through our new markdown program. Last year, we identified $116 million in excess and aged inventory in our stores. Our objective is to sell through this inventory by the end of fiscal 2002. Our budget provides markdowns for SKU-specific items, after-season events and, of course, clothing.

     Overall Company sales and inventory projections, for this merchandise, have been running very close to plan. However, as Jim mentioned earlier, we have increased our markdowns slightly to address the small amount of product requiring additional markdown activity. We review this detail on a weekly basis and currently estimate having approximately $20 million in inventory in this product at fiscal year end.

     Moving to our fourth initiative, we are continuing to improve our inventory management by implementing and leveraging our Arthur merchandise system. The system was fully loaded with current data in September and we are currently using the Arthur product planning program to develop our 2003 merchandise plans. This system



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allows planning to the class level and once these are completed we will then use the product plans to create channel plans which are merchandise plans specific to stores with demographic and/or geographic similarities. Some of the benefits on the Arthur merchandise system include:

     permitting merchandise planning to the class level rather than a department level enable timely reaction to sales trends

     improve merchandise allocations based on individual store criteria


     To follow up on Jim's comments regarding inventory shrink, we certainly are not pleased with our performance this year, but I believe we have a good understanding of what has occurred, and we have taken steps to control and reduce shrink in the future. The perpetual inventory taking discussed earlier, using an outside service, we believe has given us, an extremely accurate picture of our shrink numbers. Intuitively I believe the higher shrink this year reflects to some extent a one-time increase as a result of taking inventories in all stores at the UPC level for the first time in our 63-year history. However, as you know, inventory results reflect looking through the rear view mirror because you are looking at a trailing twelve months performance not future performance. With the completion of our inventories in September there is little opportunity for our numbers to change positively or negatively in the last quarter of this year.

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     To date, our Company has not been able to identify shrink other than at the company level. However, with the completion of our perpetual inventory process we now expect to be in a position to analyze shrink by merchandise category, class or SKU. This will provide us with important information we can use in store layout and in the placement of high loss product.

     What I want to share with you now are the initiatives we have put in place this year that we believe will have a positive impact on our shrink performance for 2003. First we have formed an asset protection department staffed by 25 employees located geographically in our higher shrink areas of the country. To assist this group we have installed an exception reporting software package that flags unusual activities at store level. This program was installed in July, and we are pleased with the information provided to date. In addition to these initiatives, we are in the process of installing closed circuit television cameras in our highest shrink stores and are adding security alarms to stores this year that have experienced either high shrink or burglaries. By year-end we will have over 350 stores with cameras and over 1800 with security alarms. We have also implemented a shrink tip hot line to provide employees a highly confidential method to report inappropriate activities. Finally we have established a working committee, lead by our internal audit organization, that is working on methods to identify potential shrink problems early in the year for immediate action. We certainly recognize this as a major issue and feel we are taking the steps necessary to positively impact inventory losses in future years.

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     Turning to new store openings, our plan for 2002 called for the addition of
600 stores this year. As of November 2nd we had opened 575 stores and as of November 23rd we opened our 620th and last store for 2002. While we are currently working on both our strategic plan and our 2003 financial plan, we have made a decision regarding new store openings for next year and we plan to open 650 new stores in our existing 27 state operation. Issues being addressed in our strategic planning process include identifying new states for future growth which will also drive decisions regarding distribution center locations. We have also introduced a new store layout this year that creates additional shelf space to present more products while reducing floor space allocated to aisles by having longer runs of shelving. The layout is in a front to back format similar to what you find in the drug store industry and is different than our conventional left to right layout that has shorter runs of shelving and more aisles. We are currently reviewing the results of the 578 stores with this configuration and will decide the number to be converted annually as we complete our planning process. We are also testing auto replenishment in 182 stores in Oklahoma and Tennessee and based on the test results we will determine the number of stores to be added to this program for 2003 and beyond. Assuming these programs go forward, they both will be multi year projects. There are a number of other initiatives under consideration but i wanted to highlight a few that we feel provide significant opportunities in 2003 and beyond.

     Finally we have discussed our cooler program during previous conference calls and I want to give you an update on this project. While, for competitive reason, I will not


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provide specific transaction values or a breakdown of the transactions by product, I can say that we currently have in excess of 1300 stores on this program. We currently have the program in operation in Louisiana, Tennessee, Kentucky, Texas, Georgia and, most recently, West Virginia. We continue to be pleased with the success of this program and can tell you the value of transactions involving the cooler product are well above those of non-cooler transactions. I can also say that current information shows that about 40% of the increase in transaction value is coming from non-cooler product and that certainly helps offset the lower margin cooler product.

     In closing, I believe we are taking the steps necessary to improve future performance; however, there is considerable uncertainty in our country today. The potential for a war with Iraq, the possibility of future terrorists attacks, a general slow down in the U.S. economy and the shortened holiday selling season certainly weigh heavily on consumer spending. Having said that, I believe Dollar General is well positioned with stores, inventory and staffing to take care of our customers during this critical selling season. Our customer still has daily needs and holiday wants that we are well prepared to satisfy regardless of external circumstances.

     Now, if there are any questions, we would be happy to answer them for you. Operator, we are ready for the first question.



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